Exhibit 10.41
SEPARATION AND RELEASE AGREEMENT BETWEEN BOOKHAM, INC., AVANEX CORPORATION AND
GIOVANNI BARBAROSSA
     This Separation and Release Agreement (this “Agreement”) is entered into as of this                      day of                     , 2009, by and between Bookham Incorporated, a Delaware corporation (“Parent”), Avanex Corporation, a Delaware corporation (the “Company) and Giovanni Barbarossa (“Executive”).
     Parent, Company and Executive hereby agree as follows:
     1. The employment relationship between the Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on                     , 200___(the “Termination Date”).
     2. In settlement of amounts owed under Section 4(a) of the Change in Control Agreement between the Company and the Executive dated as of November 28, 2008 (the “Change in Control Agreement”), the Executive shall receive:
          (a) a lump sum cash payment equal to the sum of (i) one year of Executive’s annual base salary as of the Termination Date (which shall not be less than $360,000) and (ii) a pro-rata portion of Executive’s target annual incentive award (equal to at least 60% of his annual base salary) determined by multiplying such target annual incentive award by a fraction, the numerator of which is the number of days in the current fiscal year of the Company through the Termination Date, and the denominator of which is 365; and
          (b) the health coverage and benefits described in Section 4(a)(iv) of the Change in Control Agreement; and
The cash payments described in this Section 2 shall be made no later than ten (10) days after the expiration of the revocation period described in Section 8 of this Agreement.
     3. In consideration of the payments and benefits provided hereunder, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive’s heirs, executors and assigns, hereby releases and forever discharges the Company and its members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees and agents, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Executive may have arising from or relating to the Executive’s employment or termination from employment with the Company, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); and any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Executive’s employment with or resignation or termination from the Company and its subsidiaries and affiliates, as applicable.
          This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended (“ADEA”). The ADEA requires that the Executive be advised to consult with an attorney before the Executive waives any claim under ADEA. In addition, the ADEA provides the Executive with at least 21 days to decide whether to waive claims under ADEA and seven days after the Executive signs the Agreement to revoke that waiver.
          This release does not release Parent or the Company from any obligations concerning any remaining rights the Executive has pursuant to the Consulting Agreement between the parties dated as of January 27, 2009 (the “Consulting Agreement”), the Change of Control Agreement, under this Agreement, or under any other Company Arrangement (as described in the Consulting Agreement), including, without limitation, any rights to indemnification and/or advancement of expenses by the Company or its affiliates pursuant to the Company’s (or any affiliate’s) corporate documents or applicable law, or coverage under any applicable directors’ and officers’ liability insurance policies. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission.
          Additionally, the Company agrees to discharge and release the Executive and the Executive’s heirs from any claims, demands, and/or causes of action whatsoever, presently known or unknown, that are based upon facts or acts occurring prior to the date of this Agreement, including, but not limited to, any claim, matter or action related to the Executive’s employment or affiliation with, or termination or separation from the Company; provided that such release shall not release the Executive with respect to any act by the Executive which is proven to be a felony under U.S. Federal or applicable state law and which relates to the business of the

Company or any of its subsidiaries. As of the date of this Agreement, the Company represents that it knows of no act by the Executive which would be deemed to be a felony under U.S. Federal or applicable state law which relates to the business of the Company. Nothing in this Release is intended to waive or release Consultant from any and all obligations to Company or Parent under any confidentiality, proprietary information or non-disclosure agreement, or any obligation created by statutory or common law to protect any intellectual property or proprietary information of Company or Parent.
     4. This Agreement is not an admission by either the Executive or the Company of any wrongdoing or liability.
     5. The Executive waives any right to reinstatement or future employment with the Company and its subsidiaries and affiliates following the Executive’s separation from the Company and its subsidiaries and affiliates on the Termination Date. Nothing herein shall prevent the Executive from providing services to the Company pursuant to the Consulting Agreement.
     6. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding against Executive, Parent, Company, or any successor or assign brought concerning any subject matter contained in this Agreement shall be settled by arbitration as provided in the Change of Control Agreement.
     7. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or non-enforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.
     8. It is further understood that for a period of 7 days following the execution of this Agreement in duplicate originals, the Executive may revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired. No revocation of this Agreement by the Executive shall be effective unless the Company has received, within the 7-day revocation period, written notice of his revocation of this Agreement.
     9. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that the Executive has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Additionally, the Executive acknowledges that the Executive has been afforded the opportunity of at least 21 days to consider this Agreement.
     Consultant is over the age of forty (40) years, and in accordance with the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act (collectively, the “Act”), he acknowledges that:
(a)	He has been advised in writing to consult with an attorney prior to executing this Release, and has had the opportunity to do so;

(b)	He is aware of certain rights to which he may be entitled under the Act;

(c)	In exchange for executing this Release, Consultant will receive severance pay to which he would otherwise not be entitled, and in addition to the compensation and benefits that he earned as an employee of Company;

(d)	By signing this Agreement, he will not waive rights or claims under the Act which may arise after the execution of this Agreement;

(e)	He has been given a period of at least 21 days to consider this Release, and understands that if he does not sign this Release he will not receive the severance pay described in paragraph 2 above; and

(f)	Executive further acknowledges that he has a period of seven days from the date of execution in which to revoke this Release by written notice to Kathy Zwickert, Parent’s VP of HR. In the event Consultant does not exercise his right to revoke this Release, the Release shall become effective on the date immediately following the seven day revocation period described above.
     The parties to this Agreement have executed this Agreement as of the day and year first written above.

BOOKHAM INCORPORATED
By:

Name:	Title:

AVANEX CORPORATION
By:

Name:	Title:

GIOVANNI BARBAROSSA